Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SMART Modular Technologies (WWH), Inc.
We consent to the use of our report dated October 25, 2006, with respect to the consolidated balance sheets of SMART Modular Technologies (WWH), Inc. and subsidiaries as of August 31, 2006 and 2005, and the related consolidated, and the combined statements of operations, business/shareholders’ equity and other comprehensive income (loss), and cash flows for the year ended August 31, 2006, 2005, the period from January 28, 2004 (inception) to August 31, 2004 (Successor Business) and the period from September 1, 2003 to April 16, 2004 (Predecessor Business), and the related financial statement schedule, included and incorporated by reference herein and to the reference to our firm under the headings “Experts” and “Selected Financial Data” in the prospectus.
Our report on the consolidated and combined financial statements refers to the adoption of the Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, by applying the prospective method at the beginning of fiscal year 2006.
/s/ KPMG LLP
Mountain View, California
January 15, 2007